Exhibit 99.1

Equity Residential Announces Completion of Tender Offer by ERP Operating Limited Partnership for

its 4.75% Notes due 2009 and 6.95% Notes due 2011

Chicago, IL – January 27, 2009 – Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), accepted for purchase $105,161,000 principal amount of its 4.75% Notes due June 15, 2009 and $185,194,000 principal amount of its 6.95% Notes due March 2, 2011 (collectively, the “Notes”) validly tendered pursuant to its previously announced cash tender offer for the Notes (the “Tender Offer”). The Notes accepted for purchase represent 46.24% and 61.73% of the principal amount of the 4.75% Notes and the 6.95% Notes, respectively, outstanding prior to the Tender Offer. The Tender Offer expired at 5:00 p.m., New York City time, on Monday, January 26, 2009 (the “Expiration Time”). Payment for Notes purchased pursuant to the Tender Offer was made on Tuesday, January 27, 2009 (the “Payment Date”).

The consideration paid for each $1,000 principal amount of Notes accepted for payment was $1,000 for Notes validly tendered at or prior to the Expiration Time. In addition, each tendering holder of Notes accepted for payment was paid accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Payment Date. The aggregate consideration for Notes accepted for payment, including accrued and unpaid interest, was $296,121,913.

The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated January 16, 2009 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. acted as Dealer Manager for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 552 properties totaling 148,115 units in 23 states and the District of Columbia. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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